Exhibit 5.1

August 2, 2017

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Re:    EXCO Resources, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to EXCO Resources, Inc., a Texas corporation (the “Company”), with respect to certain legal matters in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale by the selling shareholders, as set forth in the Registration Statement and from time to time as may be set forth in a prospectus supplement to the Registration Statement, as necessary, of (i) 2,745,754 (the “Issued PIK Shares”) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that have been issued to the selling shareholders as a payment-in-kind interest payment on the Company’s 1.75 Lien Term Loans due October 26, 2020 (the “1.75 Lien Term Loans”), (ii) up to 46,686,177 shares of Common Stock (the “Future PIK Shares”) that may be issued to the selling shareholders as payment-in-kind interest payments on the Company’s outstanding 8.0% / 11.0% 1.5 Lien Senior Secured PIK Toggle Notes due 2022 (the “1.5 Lien Notes”) and 1.75 Lien Term Loans and (iii) up to 23,262,362 shares of Common Stock (the “Warrant Shares”) that may be issued to the selling shareholders upon the exercise of warrants held by the selling shareholders.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion expressed herein is limited to the laws of the State of Texas, including the statutory provisions and reported judicial decisions interpreting the laws of the State of Texas.

In our capacity as your counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and all exhibits thereto, (ii) the Amended and Restated Certificate of Formation of the Company and any amendments thereto to date (the “Charter”), (iii) the Third Amended and Restated Bylaws of the Company as amended to date, (iv) the Written Consent of the Sole Member of the Special Committee of the Company (the “Special Committee”) related to the filing of the Registration Statement and the approval of the Indenture (as defined below), Credit Agreement (as defined below), Registration Rights Agreement (as defined below) and Warrant Agreements (as defined below), and other related matters, (v) the Unanimous Written Consent of the Board of Directors of the Company (the “Board”) related to the filing of the Registration Statement and the approval of the Indenture, Credit Agreement, Registration Rights Agreement and Warrant Agreements, (vi) a specimen of the Company’s Common Stock certificate, (vii) a certificate executed by an officer of the Company, dated as of the date hereof, (viii) the Indenture, dated as of March 15, 2017, by and among the Company, as issuer, certain of its subsidiaries, as guarantors, and Wilmington Trust, National Association, as trustee and collateral trustee, governing the 1.5 Lien Notes (the “Indenture”), (ix) the 1.75 Lien Term Loan Credit Agreement, dated as of March 15, 2017, by and among the Company, as borrower, certain subsidiaries of borrower, as guarantors, the lenders party thereto, and Wilmington Trust, National Association, as administrative agent and collateral trustee, governing the 1.75 Lien Term Loans (the “Credit Agreement”), (x) the Registration Rights Agreement, dated as of March 15, 2017, by and among the Company and the investors specified on the signatures thereto (the “Registration Rights Agreement”), (xi) the Form of 1.5 Lien Note Warrant Agreement, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “1.5 Lien Note Warrant”), (xii) the Form of Commitment Fee Warrant Agreement, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Commitment Fee Warrant”), (xiii) the Form of Amendment Fee Warrant Agreement, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Amendment Fee Warrant” and, collectively with the 1.5 Lien Note Warrant and the Commitment Fee Warrant, the “Warrant Agreements”), (xiv) records of the corporate proceedings with respect to the approval of the Indenture, Credit Agreement, Registration Rights Agreement and Warrant Agreements and (xv) such other records, documents and instruments of the Company as we have deemed necessary for the purpose of this opinion.

In making the foregoing examinations, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto and (v) that all factual information on which we have relied was accurate and complete. As to all questions of fact material to the opinion stated herein, we have, without independent third party verification of their accuracy, relied in part, to the extent we deemed reasonably necessary or appropriate, upon the representations and warranties of the Company contained in such documents, records, certificates or instruments or representations furnished or made available to us by the Company.

In connection with this opinion, we have assumed that (i) the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization; (ii) the Registration Statement and any amendments thereto will have become and remained effective and any post-effective amendments will have become effective; (iii) if necessary, a Prospectus Supplement (the “Prospectus Supplement”) under the Securities Act will have been prepared and filed with the Commission properly describing any underwritten offering of the Issued PIK Shares, Future PIK Shares and/or Warrant Shares; (iv) no stop order of the Commission preventing or suspending the use of the prospectus contained in the Registration Statement or any Prospectus Supplement will have been issued; (v) the prospectus contained in the Registration Statement and any required Prospectus Supplement will have been delivered (or deemed to be delivered) to the purchaser of the Issued PIK Shares, Future PIK Shares and/or Warrant Shares as required in accordance with applicable law; (vi) the Future PIK Shares and Warrant Shares will be issued and delivered in accordance with the Indenture, Credit Agreement or Warrant Agreements, as applicable, against payment of the agreed-upon consideration therefor (in excess of the par value thereof) and (vii) all Future PIK Shares and Warrant Shares will be offered, issued and sold in compliance with applicable federal and state securities laws.

Based on the foregoing, and subject to assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) the Issued PIK Shares are duly authorized, validly issued, fully paid and nonassessable and (ii) the Future PIK Shares and Warrant Shares are duly authorized and, when acquired by the selling shareholders in accordance with and for the consideration specified in the Indenture, Credit Agreement or Warrant Agreements, as applicable, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder promulgated by the Commission.

Very truly yours,

/s/ Haynes and Boone, LLP

HAYNES AND BOONE, LLP